EXHIBIT 10.1

May 29, 2013

Constantine E. Karayannopoulos
c/o Molycorp, Inc.
Suite 1740, 121 King Street West
Toronto, Ontario, Canada
M5H 3T9

Dear Constantine:

This notification (“Notification”) confirms the compensation that will be provided by Molycorp, Inc. (the “Company”) to you while you are serving at the pleasure of the Company’s Board of Directors (the “Board”) as President and Chief Executive Officer of the Company (“CEO”). For purposes of this Notification, “Term” means the period of time from December 10, 2012 through such date on which you cease to serve as CEO.

Salary
For the period January 1, 2013 through the completion of the Term, your gross base salary will be paid at the rate of US$425,000 per year, payable in installments in accordance with the Company’s payroll practices generally in effect from time to time.

Annual Incentive Compensation
For 2013, you are eligible to earn target annual incentive compensation in the form of a grant of stock-settled restricted stock units with a grant date value equal to approximately US$850,000 (the “Annual RSUs”) based on the Company’s achievement of corporate goals and your achievement of individual goals (together, the “Goals”) during the performance period of January 1, 2013 through December 31, 2013 (the “2013 Performance Period”), prorated based on your actual period of service during 2013.

The Annual RSUs are currently anticipated to be granted pursuant to the terms and conditions of the Molycorp, Inc. 2010 Equity and Performance Incentive Plan (the “EPIP”) (contingent upon the approval of the actual grant of such Annual RSUs by the Compensation Committee of the Board (the “Compensation Committee”) and upon you signing all required documentation, including an Annual RSUs agreement). The number of Annual RSUs will be equal to 159,474 (which number was calculated by dividing (1) US$850,000 by (2) $5.33, which is the average closing sale price for the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), for a 15-day period ended on April 26, 2013) (the “Target Annual RSUs”), and the Target Annual RSUs will have a date of grant as determined by the Compensation Committee.

The 2013 corporate goals to which the Annual RSUs will be subject (weighted to apply to 80% of the Target Annual RSUs) will be communicated to you in writing by the Compensation Committee prior to June 15, 2013. Your 2013 individual goals to which the Annual RSUs will be subject (weighted to apply to 20% of the Target Annual RSUs) will also be communicated to you in writing by the Compensation Committee prior to June 15, 2013. The Target Annual RSUs will be subject to the other terms and conditions as set forth in the EPIP and in the applicable award agreement.

As few as zero Target Annual RSUs or as many as 200% of the Target Annual RSUs may be earned by you under the Annual RSUs award depending on the overall level of achievement of the Goals. After the completion of the 2013 Performance Period, the Compensation Committee will determine the degree to which the 2013 corporate goals and your 2013 individual goals have been satisfied, and will determine the amount of Target Annual RSUs that you have earned and that have become nonforfeitable. Any nonforfeitable Target Annual RSUs will be settled as provided for in the EPIP and the applicable award agreement.

Long-Term Incentive Compensation
For 2013, you have received long-term incentive compensation in the form of a grant of 187,523 stock-settled restricted stock units, with a grant date of May 13, 2013 and a grant date value equal to approximately US$1,000,000 (the “LTIP RSUs”). The number of LTIP RSUs was calculated by dividing (1) US$1,000,000 by (2) $5.33, which is the average closing sale price for the Common Stock for a 15-day period ended on April 26, 2013. The LTIP RSUs were granted pursuant to the terms and conditions of the EPIP (contingent upon you signing all required documentation, including a LTIP RSUs agreement). The LTIP RSUs are a time-based award that will be earned based on your service as CEO through December 31, 2013 (provided, however, that the LTIP RSUs may become nonforfeitable on an earlier basis upon a determination by the Board that your services as CEO through December 31, 2013 are no longer needed, as determined in the sole discretion of the Board), as further described in the applicable award agreement. The LTIP RSUs are subject to the other terms and conditions as set forth in the EPIP and in the applicable award agreement, and any nonforfeitable LTIP RSUs will be settled as provided for in the EPIP and the applicable award agreement.

Employee Benefits and Perquisites
During the Term, you have not elected to participate in any of the Company’s health and welfare, retirement or other employee benefit programs or plans and, except as otherwise provided in this paragraph, you will not receive any employee benefits from the Company; provided that you will retain your right to benefits as set forth in the letter agreement between Molycorp Minerals Canada ULC and you dated July 20, 2012, and executed on July 26, 2012. Vacation will be awarded as agreed upon by you and the Board.

General
The Company may withhold from any amounts payable to you all federal, provincial, state, city, foreign or other taxes as the Company is required to withhold. Notwithstanding any other provision of this Notification, the Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you, and you are responsible for any taxes imposed on you with respect to any such payment or benefit. Nothing in this Notification will be construed as a guarantee of continuing employment for any specified period. Your employment with the Company is at-will and is terminable by you or the Company at any time, with or without cause.

Sincerely,

/s/ Kevin W. Johnson
Kevin W. Johnson
Executive Vice President and General Counsel

ACCEPTED AND AGREED TO:

/s/ Constantine E. Karayannopoulos
Constantine E. Karayannopoulos

Date: May 29, 2013

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